EXHIBIT 1.14

                           ACQUISITION AGREEMENT

     This Acquisition Agreement (the "Agreement"), entered into this 21st day of December 2001, is by, between, and among PAYSTAR CORPORATION, a Nevada corporation (hereinafter the "Parent Company"), PAYSTAR
INFOSTATIONS, INC., a Nevada corporation (the "Buyer"), GET.2.NET
CORPORATION, a Delaware corporation ("Get2Net"), and XSOURCE CORPORATION, a Delaware corporation, the sole shareholder of Get2Net (the
"Shareholder").

                                 RECITALS:

     A. Buyer is a wholly owned subsidiary of the Parent Company, the stock of which is publicly traded on the OTC Bulletin Board.

     B.   Get2Net is a wholly owned subsidiary of the Shareholder.

     C. Get2Net owns approximately 175 Internet access kiosks which are installed and operating at business locations throughout the United States through contracts with various business owners, and approximately 100 Internet access enclosures which are owned but held in inventory by Get2Net.

     D. The components of the Internet access kiosks, including CPUs, monitors, keyboards, and enclosures, were manufactured by unrelated parties; all of the terminals have installed in them operating software designed and owned by Ephibian, a company owned and controlled by the Shareholder; and the content/data servers for such terminals are also maintained for Get2Net by Ephibian.

     E. The Internet access terminals of Get2Net are designed to provide Internet access to users and to generate revenues from third-party advertising in the terminals.

     F. Get2Net has an outstanding order to purchase enclosures for another 100 Internet access kiosks from Companion Systems, Inc. and an outstanding order to purchase keyboards for another 100 Internet access kiosks from K-Tronic of Italy.

     G. Buyer owns and operates a network of pay-for-use Internet access terminals and desires to acquire the operations of Get2Net for the purpose of converting the Get2Net terminals into pay-for-use devices similar to those currently operated by the Buyer.

     H. In order to finalize the acquisition transaction between the Buyer and Get2Net, the Buyer wishes to acquire, and the Shareholder is willing to sell, all of the outstanding stock of Get2Net in exchange for restricted shares of common stock of the Parent Company and cash.
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     NOW, THEREFORE, based upon the stated premises, which are
incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parent Company, the Buyer, Get2Net, and the Shareholder approve and adopt this Agreement and mutually covenant and agree with each other as follows:

1.   DEFINITIONS

     1.1 Affiliate of, or Person affiliated with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     1.2  Closing means the closing of this Agreement as provided in
Section 10 hereof.

     1.3 Closing Date means the actual date upon which the Closing of this Agreement shall be fully completed as provided in Section 10 hereof.

     1.4  [Intentionally omitted.]

     1.5 Exchange Act means the Securities Exchange Act of 1934, as amended.

     1.6 Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

     1.7 Lockup Agreement shall mean the agreement regarding the restriction on the number of shares permitted to be sold per quarter, entered into between the Parent Company and the Shareholder on the Closing Date and annexed hereto as Exhibit 1.7.

     1.8 Material Adverse Effect means a material adverse effect on the business, financial condition, properties, profitability, or operations of the Person designated.

     1.9 Person means an individual, a partnership, a corporation, an association, a joint venture, a limited liability company or partnership, a trust, a joint stock company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     1.10 Registerable Securities shall have the meaning ascribed to such term in the Registration Rights Agreement.

     1.11 Registration Rights Agreement shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registerable Securities, entered into between the Parent Company and the Shareholder on the Closing Date and annexed hereto as Exhibit 1.11.

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     1.12 Registration Statement shall mean a registration statement on
Form SB-2 (if use of such form is then available to the Parent Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Parent Company then qualifies and which counsel for the Parent Company shall deem appropriate, and which form shall be available for the resale of the Registerable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Shareholder of the Registerable Securities under the Securities Act.

     1.13 SEC means the U.S. Securities and Exchange Commission.

     1.14 Securities Act means the Securities Act of 1933, as amended.

     1.15 Security Interest means any lien, encumbrance, mortgage, pledge, hypothecation, charge, or other security interest.

     1.16 The term "knowledge," when used to qualify a representation, warranty, statement, covenant or other obligation (including, without limitation, as used in Sections 3 or 4) of Get2Net or the Shareholder contained in this Agreement or in any document or instrument delivered pursuant to this Agreement, shall mean the actual knowledge of Tammy Shriner (with respect to Get2Net) and the actual knowledge of Henry Guy and Michael Kucza (with respect to the Shareholder), in each case without any imputation of knowledge from any other person.

2.   ACQUISITION TRANSACTION

     2.1 Transfer of Shares of Get2Net to Buyer. On the Closing Date the Shareholder shall transfer and deliver to the Buyer a stock certificate representing all of the issued and outstanding shares of common stock of Get2Net. Such stock certificate shall be issued in the name of the Buyer.

     2.2 Payment of Purchase Price for Get2Net Shares. As payment for the transfer of the common stock of Get2Net pursuant to subsection 2.1. hereof, the Buyer shall on the Closing Date and contemporaneously with such transfer and delivery of the common stock of Get2Net to it by the Shareholder deliver to the Shareholder shares of restricted common stock of the Parent Company having a value equal to $950,000 and a promissory note of the Parent Company payable to the Shareholder in the amount of $50,000. The number of shares to be delivered pursuant to this subsection shall be calculated by dividing $950,000 by the average closing price of the common stock on the Over-the-Counter (OTC) market for the ten (10) trading days immediately prior to Closing. The promissory note to be delivered pursuant to this subsection shall be in form as set forth in
Exhibit 2.2 annexed hereto.

     2.3 Guaranty of Payments of Certain Liabilities. Of the total liabilities of Get2Net, Buyer and Parent Company hereby jointly and severally guarantee the payment of $572,000 to

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the following Get2Net creditors upon the schedule set forth below:
Banque Invik ($136,000); Applied Value ($106,000); Ephibian ($230,000);
and Foley, Hoag & Eliot LLP ($100,000). Payments to these parties shall be made by Buyer or Parent Company pursuant to the following schedule:
$85,800 per month on or before February 15, 2002, March 15, 2002, April 15, 2002, May 15, 2002, June 15, 2002, and July 15, 2002, and $57,200 on or
before August 15, 2002. All periodic payments by Buyer or Parent Company shall be made in the following order: First to Banque Invik until paid in full; second to Foley, Hoag & Eliot LLP until paid in full; and third to Applied Value and Ephibian on a pro rata basis until paid in full. Buyer or Parent Company shall promptly provide Shareholder with evidence of each payment made pursuant to this subsection 2.3. If Buyer and Parent Company shall default in payment of the amounts due as set forth in this subsection 2.3, and if such default shall continue for a period of fifteen (15) business days following written notice of such default from Shareholder to Buyer, then Parent Company shall issue to Shareholder additional shares of its restricted common stock having a value equal to the unpaid amount. For purposes of this subsection 2.3, the value of shares of Parent Company common stock shall be based upon the average of the closing prices of such common stock on the Over-The-Counter (OTC) market for the ten (10) trading days immediately preceding such issuance.

     2.4 Assumption and Payment of Certain Liabilities by Shareholder. Effective upon the Closing, Shareholder hereby assumes the payment of the following Get2Net Liabilities: $230,000 of the total obligation due Ephibian, and the total obligation due Foley, Hoag & Eliot LLP, less the $100,000 to be paid by Buyer and the Parent as set forth in subsection 2.3 above. Shareholder shall pay these amounts and satisfy these portions of the total obligations due such parties on or before the following dates:

          	    Creditor				Payment Date
                Ephibian				February 15, 2002
                Foley, Hoag & Eliot LLP		February 15, 2002

     2.5  [Intentionally omitted.]

     2.6  [Intentionally omitted.]

     2.7 Grant of Non-exclusive Software License. As additional consideration for the purchase of the shares of Get2Net by the Buyer as set forth herein, the Shareholder shall deliver, or shall cause Ephibian to deliver, at Closing a non-exclusive software license granting to Get2Net the right to use the software, and any upgrades thereto, currently installed in the Internet access terminals of Get2Net. Such license shall be in form reasonably acceptable to the Buyer, shall provide for a geographic area including all of North America, shall have a term of six
(6) months from the Closing Date, shall provide for no further royalty or other payments related to the use of such software or upgrades, and shall be non-assignable, except to any entity controlled by the Parent Company which purchases the existing Internet access terminals owned by Get2Net or to an entity controlled by the Parent Company which acquires substantially all of the business or assets of Get2Net.

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     2.8  Right to "Get2Net" Name.  As additional consideration for the sale of the shares by Get2Net to the Buyer as set forth herein, the Buyer hereby agrees to change the corporate name of Get2Net in order to eliminate the use of the "Get2Net" name. Such change shall be accomplished within six (6) months following Closing. In addition, the Buyer hereby agrees to cause Get2Net to relinquish any and all rights to the "Get2Net" name to the Shareholder within six (6) months following Closing. Without limiting the generality of the foregoing, the Buyer shall transfer to the Shareholder all trademark registrations, domain name registrations and applications therefor containing the "Get2Net" name or any name confusingly similar thereto.

     2.9 Continued Server Maintenance by Ephibian. As additional consideration for the purchase of the shares of Get2Net by the Buyer set forth herein, the Shareholder shall cause Ephibian to continue to provide service of the Get2Net content/data servers as presently provided, at a cost of $2,500 per month for a period of six months following the Closing. Upon written request of Get2Net, the Shareholder shall cause Ephibian to return the servers to Get2Net at no additional cost, except reasonable shipping expenses.

     2.10 Forgiveness of Inter-Company Loans. Effective as of the Closing the Shareholder and Get2Net shall forgive any and all inter-company loans or advances by the Shareholder to Get2Net.

     2.11 New Management of Get2Net. At Closing, Get2Net shall deliver a board resolution appointing William D. Yotty as a director, president, and chief executive officer of Get2Net. Get2Net shall also at Closing tender the resignations of all other officers and directors of Get2Net.

     2.12 [Intentionally omitted.]

     2.13 Registration Rights. Contemporaneous with the Closing, the Parent Company and the Shareholder shall enter into the Registration Rights Agreement for the filing of a Registration Statement for the resale of the Registerable Securities. The Parent Company shall first file a Registration Statement on or before June 30, 2002.

     2.14 Lockup Agreement. Contemporaneous with the Closing, the Parent Company and the Shareholder shall enter into the Lockup Agreement placing certain restrictions on sales of shares of common stock of Parent Company received by the Shareholder under this Agreement, as described therein.

3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. Shareholder represents and warrants to the Parent Company and the Buyer as set forth below. These representations and warranties are made as an inducement for the Parent Company and the Buyer to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Parent Company and the Buyer would not be parties hereto.

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     3.1  Ownership of Stock.

          a. Shareholder is the record and beneficial owner and holder of all of the issued and outstanding shares of the common stock of Get2Net and will continue to own such shares of the common stock of Get2Net until the delivery thereof to the Buyer on the Closing Date and all such shares of common stock are or will be on the Closing Date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability, other than those arising under state and federal securities laws. Neither the shares, nor any interest therein has been assigned, hypothecated, or pledged by the Shareholder. Shareholder currently has, and will have at Closing, full power and authority to dispose, assign, and transfer his shares of Get2Net in accordance with the terms hereof. Shareholder currently has, and will have at Closing, full and sole power and authority to vote the shares of Get2Net, without restriction of any kind.

          b. Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the common stock of Get2Net owned by the Shareholder.

     3.2 Accuracy of Representations Made by the Shareholder. No representation or warranty by the Shareholder in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Shareholder pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF GET2NET AND THE SHAREHOLDER. Get2Net and the Shareholder, jointly and severally, represent and warrant to the Parent Company and the Buyer as set forth below. These representations and warranties are made as an inducement for the Parent Company and the Buyer to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Parent Company and the Buyer would not be parties hereto.

     4.1 Organization and Good Standing. Get2Net and the Shareholder are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into and perform the transactions contemplated by this Agreement. Get2Net has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 4.1, such jurisdictions comprising all jurisdictions in which Get2Net owns or leases any property, or conducts any business, so as to require such qualification, except as designated in such Schedule 4.1 and except for jurisdictions in which the failure to so qualify would not result in a Material Adverse Effect on Get2Net. Get2Net does not have any subsidiaries or own any interest in any other entity.

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     4.2  Capitalization.  As of the date of this Agreement and through the Closing Date, Get2Net will have 1,000 shares of common stock issued and outstanding. All of the shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating Get2Net to issue or to transfer from treasury any additional shares of capital stock of any class. Shareholder is the sole shareholder of Get2Net.

     4.3 Performance of This Agreement. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of Get2Net. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provision of the certificate of incorporation or by-laws of Get2Net or the Shareholder, or any provisions of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which Get2Net or the Shareholder is a party, or by which either is bound, and will not violate any other material restriction of any kind or character to which either is subject.

     4.4 Financial Statements. True copies of the financial statements of Get2Net consisting of the balance sheet as of November 30, 2001 (the "Balance Sheet Date"), and a statement of income for the eleven months ended November 30, 2001, have been delivered by Get2Net to the Buyer (hereinafter the "Get2Net Financial Statements"). These statements have been compiled by management of Get2Net and are unaudited. The Get2Net Financial Statements present fairly the financial condition of Get2Net as of the Balance Sheet Date, and the earnings for the period covered, in accordance with generally accepted accounting principles applied on a consistent basis, except that the Get2Net Financial Statements exclude footnotes and normal year-end adjustments. Except as set forth in Schedule 4.4, there are no Liabilities of Get2Net of the type required by generally accepted accounting principles to be included in financial statements which arose or relate to any transaction of Get2Net, its agents or servants occurring prior to the Balance Sheet Date and which are not disclosed by or reflected in the Get2Net Financial Statements, and, to the knowledge of Get2Net and the Shareholder, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which could reasonably be foreseen to give rise to such liabilities, except in the normal course of business of Get2Net.

     4.5 Absence of Certain Changes or Events. Except as set forth in this Agreement, since the Balance Sheet Date, there has not been, and as of the Closing Date there will not be, (i) any change in the business, operations, properties, level of inventory, assets, or condition of Get2Net which would have a Material Adverse Effect on Get2Net; (ii) any damage, destruction, or loss to Get2Net (whether or not covered by insurance) which would have a Material Adverse Effect on Get2Net; or (iii) any Liabilities of the type required by generally accepted accounting principles to be included in financial statements in addition to those set forth in the Get2Net Financial Statements in excess of an aggregate amount of $25,000, except Liabilities entered into in the ordinary course of business, consistent with past practices.

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     4.6  Property and Equipment.  All material property and equipment owned or leased by Get2Net (i) are of a type suitable for the uses to which customarily put in the conduct of the business of Get2Net; (ii) are not operated in violation of any applicable laws, permits, or contracts; and
(iii) are not leased or on loan to any third party. Notwithstanding the foregoing, the Buyer and the Parent Company acknowledge and agree that damage to enclosures, terminals and other property and equipment of Get2Net that are not located at Get2Net's facility is typical and expectable in the course of Get2Net's business. Neither Get2Net nor the Shareholder has reviewed the condition of such enclosures, terminals or other property and equipment in contemplation of entering into this Agreement. Therefore, Get2Net and the Shareholder make no representation or warranty regarding the current condition or functionality of such enclosures, terminals or other property or equipment.

     4.7 Clients and Customers. In connection with the relationships between Get2Net and its customers, vendors, and suppliers, except as set forth in Schedule 4.7, (i) there is no current material dispute between Get2Net and any customer or supplier; (ii) Get2Net has not been advised by any customer or supplier that such party intends to, or would, cancel or otherwise terminate its business relationship with Get2Net for any reason whatsoever (including, without limitation, as a result of the announcement or consummation of a transaction of the type contemplated by this Agreement or any similar transaction); and (iii) Get2Net has not been advised by any customer or supplier that any customer or supplier intends to contract with a party other than Get2Net upon expiration of the current contractual relationship between Get2Net and such customer or supplier.

     4.8 Consents and Approvals. No consent, approval or authorization of any governmental authority, nor any declaration, filing or registration with any governmental authority, is required to be made or obtained by Get2Net or the Shareholder in connection with the execution, delivery and performance by such parties of the transactions contemplated to be consummated by them hereunder.

     4.9  Material Contracts; No Defaults.

          (a) Sales and Installation Orders. Schedule 4.9(a) contains a true and complete list and description of each individual outstanding order and contract for installation and operation of an Internet access terminal of Get2Net. All outstanding sales orders and sales contracts of Get2Net have been entered into in the ordinary course of business of Get2Net, consistent with past practices, except as set forth in Schedule 4.9(a). Except as described in Schedule 4.9(a), Get2Net has not received any advance, progress payment or deposit in respect to any sales order or sales contract, and Get2Net has no sales order or sales contract that will result, upon completion or performance thereof, in gross margins materially lower than those normally experienced by Get2Net for the services or products covered by such sales order or sales contract.

          (b) Purchase Orders. Schedule 4.9(b) contains a true and complete list and description of all outstanding purchase orders and purchase commitments of Get2Net having a

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gross indicated value in excess of $10,000 in the aggregate from any single supplier or other vendor. All outstanding purchase orders and purchase commitments of Get2Net have been incurred in the ordinary course of business, consistent with past practices, and no purchase order or purchase commitment of Get2Net is in excess of the normal, ordinary and usual requirements of the business of Get2Net.

          (c) Sales Contracts. Schedule 4.9(c) contains a true and complete list of all sales agency, sales representative, distributor, wholesaler, dealer and similar contracts or agreements of Get2Net, and true and complete copies of the same have been delivered to the Buyer heretofore. Except as described in Schedule 4.9(c), all of such contracts and agreements are terminable at any time by the applicable company without penalty upon not more than thirty (30) days' notice.

          (d) Noncompetition Agreements. Schedule 4.9(d) contains a true and complete list and description of all noncompetition agreements and covenants under which Get2Net is obligated, and true and complete copies of the same have been delivered to Buyer heretofore. Except as described in Schedule 4.9(d), Get2Net is not restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and, to the knowledge of Get2Net and the Shareholder, no officer, director, or key employee of Get2Net is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his or its ability to perform diligently his or its other duties to Get2Net. Schedule 4.9(d) also contains a true and complete list and description of all noncompetition agreements or covenants in favor of Get2Net, and true and complete copies of the same have been delivered to Buyer heretofore.

          (e) Management and Consulting Contracts. Schedule 4.9(e) contains a true and complete list and description of all contracts and agreements of Get2Net with any officer, director, consultant, employee or Affiliate of Get2Net or with any associate, Affiliate or employee of any Affiliate of Get2Net. In each case a true and complete copy of such contract or agreement has been delivered to Buyer heretofore.

          (f) Property or Rights Agreements. Schedule 4.9(f) contains a true and complete list and description of all other material contracts and agreements of Get2Net by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or any other schedule hereto. True and complete copies of such contracts and agreements have been delivered to Buyer heretofore. For the purposes of this subsection (f), "material" means any contract, agreement, understanding, arrangement or commitment that (i) involved performance by any party more than ninety (90) days after the date hereof, (ii) involves payments or receipts by Get2Net in excess of $10,000, (iii) involves capital expenditures in excess of $10,000, or (iv) otherwise materially affects Get2Net.

          (g) No Adverse Effects. Except as described in Schedule 4.9(g), to the knowledge of Get2Net and the Shareholder,

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               (i)  each agreement, contract, arrangement or commitment
     described above in this subsection 4.9 is, and after the Closing on identical terms will be, legal, valid, binding, enforceable and in full force and effect;

               (ii) no event or condition has occurred or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Get2Net or any other Person under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this Section 4.9, or described or otherwise disclosed pursuant to this Agreement; and

               (iii) no Person with whom Get2Net has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or may have a Material Adverse Effect on Get2Net.

     4.10 Employees. Get2Net has only one full-time employee, namely Tammy Shriner, who is an employee at will without any employment agreement or arrangement which would affect her status as an employee at will. Get2Net has no responsibility for continuing such party in the employ of Get2Net from and after Closing or will not have any Liability for any severance payments to or similar arrangements with such party. Get2Net has complied with all legal requirements relating to employment and labor, and, to the knowledge and reasonable belief of the Shareholder and Get2Net, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination or violation of any labor laws by any current or former employee against Get2Net.

     4.11 Corporate Records. The copies or originals of the certificate of incorporation, bylaws, minute book, and stock records of Get2Net previously delivered to, or made available for inspection by, Buyer are true, complete, and correct in all material respects.

     4.12 Litigation. To the best knowledge and reasonable belief of Get2Net and the Shareholder, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Get2Net, or its assets, properties, or business, nor does Get2Net know of any reasonable basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions that would have a Material Adverse Effect on Get2Net, except as set forth in Schedule 4.12.

     4.13 Taxes. Except as set forth in Schedule 4.13, to the knowledge of Get2Net and the Shareholder, all federal, state, foreign, city, county and local income, profits, franchise,

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occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported to the appropriate taxing agency and all tax returns of any kind required to be filed have been filed by Get2Net.
Except as set forth in Schedule 4.13, to the knowledge of Get2Net and the Shareholder, all such taxes have been fully paid and discharged by Get2Net, and there are no due and unpaid taxes which are, or could become, a lien on the properties and assets of Get2Net. To the knowledge of Get2Net and the Shareholder, there are no disputes as to taxes of any nature payable by Get2Net.

     4.14 Brokers or Finders. Neither Get2Net nor the Shareholder has entered into any agreement, whether oral or written, or arrangement with any agent, broker, investment banker, financial advisor or other firm or Person, which would entitle such party to any brokerage or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     4.15 Disclosure. To the best knowledge and reasonable belief of Get2Net and the Shareholder, all material facts relating to the business or condition of Get2Net have been disclosed to the Parent Company and the Buyer in connection with this Agreement.

     4.16 Accuracy of All Statements Made by Get2Net and the Shareholder. No representation or warranty by Get2Net or the Shareholder in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of Get2Net or the Shareholder pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.17 No Other Warranties. The representations and warranties set forth in Sections 3 and 4 of this Agreement are the only warranties made by Get2Net or the Shareholder with respect to the business or Assets of Get2Net or the transactions contemplated by this Agreement. Get2Net and the Shareholder hereby disclaim all other warranties, including without limitation implied warranties.

5.	REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANY AND THE BUYER.
The Parent Company and the Buyer, jointly and severally, represent and warrant to Get2Net and the Shareholder as set forth below. These representations and warranties are made as an inducement for Get2Net and the Shareholder to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Get2Net and the Shareholder would not be parties hereto.

     5.1 Organization and Good Standing. The Parent Company and the Buyer are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

     5.2 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the boards of directors of the Parent Company and the Buyer. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provision of the certificate of incorporation or by-laws of the Buyer or the Parent Company, or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which Buyer or the Parent Company is a party, or by which either is bound, and will not violate any other restriction of any kind or character to which either is subject.

     5.3 Legality of Shares to be Issued. The shares of common stock of the Parent Company to be issued by the Parent Company and delivered by the Buyer pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Parent Company and will be fully paid and nonassessable. The issuance of such common stock may be effected without registration under the Securities Act of 1933, as amended, or applicable state securities laws. Such common stock shall be listed on any exchange or market on which the Parent Company's common stock is traded.

     5.4 SEC Documents; Financial Statements. Since December 31, 2000, the Parent Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed since December 31, 2000, and prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "PayStar SEC Documents"). The Parent Company has delivered to the Buyer and the Shareholder or their representatives, or they have had access through EDGAR, true and complete copies of the PayStar SEC Documents. As of their respective dates, the PayStar SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the PayStar SEC Documents, and none of the PayStar SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Parent Company included in the PayStar SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects, on a consolidated basis, the financial position of the Parent Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     5.5 Absence of Certain Changes. Except as disclosed in Schedule 5.5 or the PayStar SEC Documents filed at least five (5) days prior to the date hereof, since December 31, 2000, there has been no change or development in the business, properties, assets, operations, financial condition, results of operations or prospects of the Parent Company or its subsidiaries which has had or reasonably could have a Material Adverse Effect on the Parent Company or its subsidiaries.

     5.6 Consents and Approvals. No consent, approval or authorization of any Person, nor any declaration, filing or registration with any Person, is required to be made or obtained by the Buyer or the Parent Company in connection with the execution, delivery and performance by such parties of the transactions contemplated to be consummated by them hereunder.

     5.7 Brokers or Finders. Neither Buyer nor the Parent Company has entered into any agreement, whether oral or written, or arrangement with any agent, broker, investment banker, financial advisor or other firm or Person, which would entitle such party to any brokerage or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     5.8 Accuracy of All Statements Made by the Parent Company and the Buyer. No representation or warranty by the Parent Company or the Buyer in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Parent Company or the Buyer pursuant to this Agreement, nor any document or certificate delivered to Get2Net or the Shareholder pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     5.9 No Other Warranties. The representations and warranties set forth in this Section 5 of this Agreement are the only warranties made by the Buyer and the Parent Company with respect to the transactions contemplated by this Agreement. Buyer and the Parent Company hereby disclaim all other warranties, including without limitation implied warranties.

6.	COVENANTS OF THE PARTIES

     6.1  Access to Information.

          a. The Parent Company and the Buyer, and their authorized representatives, shall have full access during normal business hours to all properties, books, records, contracts, and documents of Get2Net, and Get2Net shall furnish or cause to be furnished to the Parent Company and the Buyer, and their authorized representatives, all information with respect to its affairs and business as the Parent Company or the Buyer may reasonably request. The Parent Company and the Buyer shall hold, and shall cause its representatives to hold confidential, all such information and documents and use such information and documents only for the purposes contemplated by this Agreement, other than information that (i) is in the public domain at the time of its disclosure to the Parent Company or the Buyer; (ii) becomes part of the public domain after disclosure through no fault of the Parent Company or the Buyer; (iii) is known to the Parent Company or the Buyer or any of their officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Get2Net. In the event this Agreement is terminated prior to Closing, the Parent Company and the Buyer shall, upon the written request of Get2Net, promptly return all copies of all documentation and information provided by Get2Net hereunder.

          b. Get2Net and the Shareholder and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Parent Company and the Buyer reasonably related to this transaction, and the Parent Company and the Buyer shall furnish or cause to be furnished to Get2Net and the Shareholder and their authorized representatives all information with respect to their affairs and business Get2Net or the Shareholder may reasonably request. Get2Net and the Shareholder shall hold, and shall cause its representatives to hold confidential, all such information and documents and use such information and documents only for the purposes contemplated by this Agreement, other than information that (i) is in the public domain at the time of its disclosure to Get2Net or the Shareholder;
(ii) becomes part of the public domain after disclosure through no fault of Get2Net or the Shareholder; (iii) is known to Get2Net or the Shareholder or any of their officers or directors prior to disclosure; or
(iv) is disclosed in accordance with the written consent of the Parent Company and the Buyer. In the event this Agreement is terminated prior to Closing, Get2Net and the Shareholder shall, upon the written request of the Parent Company or the Buyer, promptly return all copies of all documentation and information provided by the Parent Company or the Buyer hereunder. Notwithstanding the foregoing, Get2Net and the Shareholder shall prohibit their authorized representatives from disclosing any material nonpublic information received either prior to, as of, or from the date of this Agreement.

     6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

          a. Get2Net shall carry on its business substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, without the prior written consent of the Buyer.

          b. Get2Net shall not enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its past business practices.

          c. Get2Net shall not amend its certificate of incorporation or bylaws or make any changes in authorized or issued capital stock.

          d. Get2Net shall use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

          e. Get2Net shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation.

          f. The Parent Company and Get2Net shall duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

          g. Get2Net shall not sell or dispose of any property or assets, except products sold in the ordinary course of business, consistent with past practices.

          h. Get2Net shall promptly notify the Parent Company and the Buyer of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of Get2Net.

     6.3 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Parent Company or the Buyer, nor their officers, directors, attorneys, accountants, or agents has made any warranty or agreement, expressed or implied, as to the corporate or personal tax or accounting consequences to Get2Net or the Shareholder of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

     6.4 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the Parent Company, the Buyer, Get2Net, and the Shareholder and their counsel, if any, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

     6.5 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

     6.6 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

     6.7  Election of Director; Indemnification.

          a. Within 60 days following the Closing Date, the Parent Company shall take appropriate action to appoint or elect to its Board of Directors a party designated by the

Shareholder. Prior to such appointment or election, the Shareholder will furnish to the Parent Company material information regarding such party.
The Parent Company reserves the right to refuse to cause the appointment or election of such party as a director of the Parent Company if, after review of the foregoing information concerning said party, it is the opinion of the Parent Company that the election of such party would not be in the best interests of the Parent Company. The Shareholder reserves the right to propose an alternate designee if such original party is not appointed or elected as set forth above. After such appointment or election, the Parent Company shall indemnify such party against all actions, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such party is or was a director the Parent Company, to the full extent a corporation is permitted under Nevada law to indemnify its own directors and officers
(and the Parent Company will pay expenses in advance of the final disposition of any such actual proceeding to such party to the full extent permitted by law).

          b. During all periods in which such party is serving as a director of the Parent Company, the Parent Company shall use its best efforts to obtain and maintain in effect directors' and officers' liability insurance on terms comparable to those maintained by similarly situated companies.

          c. This subsection shall survive the Closing, is intended to benefit the indemnified party, and shall be binding on all successors and assigns of the Parent Company.

7.   CONDITIONS PRECEDENT TO THE PARENT COMPANY AND THE BUYER'S
OBLIGATIONS. Each and every obligation of the Parent Company and the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     7.1 Truth of Representations and Warranties. The representations and warranties made by Get2Net and the Shareholder in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     7.2 Performance of Obligations and Covenants. Get2Net and the Shareholder shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

     7.3 Officer's Certificate. The Parent Company and the Buyer shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Parent Company and the Buyer), executed by an executive officer of Get2Net and the Shareholder, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

     7.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

     7.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any event which has or could have a Material Adverse Effect on Get2Net.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF GET2NET AND THE SHAREHOLDER. Each and every obligation of Get2Net and the Shareholder to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     8.1 Truth of Representations and Warranties. The representations and warranties made by the Parent Company and the Buyer in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     8.2 Performance of Obligations and Covenants. The Parent Company and the Buyer shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

     8.3 Officer's Certificate. Get2Net and the Shareholder shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Get2Net and the Shareholder), executed by an executive officer of the Parent Company and the Buyer, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.

     8.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

     8.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any event which has or could have a Material Adverse Effect on the Parent Company or the Buyer.

     8.6 Election of Director. The party designated by the Shareholder as provided in subsection 6.7 shall have been appointed or elected as a member of the Parent Company's Board of Directors.

9. SECURITIES LAW PROVISIONS. Prior to Closing the Shareholder shall complete, execute, and deliver a representation document, in the form attached hereto as Exhibit 9, evidencing the non-public nature of this exchange transaction and compliance with state and federal securities laws.

10.  CLOSING

     10.1 Time and Place. The Closing of this transaction shall take place at the offices of the Buyer, 1110 W. Kettleman Lane, Suite 48, Lodi, California, at 10:00 am, on the date of this Agreement, or at such other time and place as the parties hereto shall agree upon. Representatives of the Buyer and the Shareholder need not be present at the Closing, provided that all documents required for Closing from Get2Net and the Shareholder have previously been delivered to such location, or are transmitted by facsimile to such location prior to or during the Closing, and the representatives are available by telephone for the Closing. In the event representatives of Get2Net or the Shareholder are not present for the Closing, copies of all documents required for Closing from the Buyer or the Parent Company shall be delivered or be transmitted by facsimile to Get2Net or the Shareholder, as applicable, prior to or during the Closing and the originals shall be delivered by overnight delivery service to the appropriate party.

     10.2 Documents To Be Delivered by Get2Net and the Shareholder. At the Closing Get2Net and the Shareholder shall deliver to the Parent Company and the Buyer the following documents:

          a. A certificate for the number of shares of common stock of Get2Net in the manner and form required by subsection 2.1 hereof.

          b.   The certificate required pursuant to subsection 7.3 hereof.

          c. A signed consent and/or minutes of Get2Net's directors and Shareholder, if required by law, approving this Agreement and each matter to be approved under this Agreement and appointing new management of Get2Net.

          d. The resignations of all other officers and directors of Get2Net as required by subsection 2.11 hereof.

          e.   The representation form of the Shareholder as required by
Section 9 hereof.

          f. The non-exclusive software license required pursuant to subsection 2.7 hereof.

          g. All original corporate, financial, or business books and records of Get2Net.

          h. The Registration Rights Agreement executed by the Shareholder as required in subsection 2.13 hereof.

          i. Such other documents of transfer, certificates of authority, and other documents as the Parent Company or the Buyer may reasonably request.

     10.3 Documents To Be Delivered by the Parent Company and the Buyer. At the Closing the Parent Company and the Buyer shall deliver to Get2Net and the Shareholder the following documents:

          a. A certificate for the number of shares of common stock of the Parent Company as designated in subsection 2.2 hereof.

          b. The promissory note executed by the Parent Company as provided in subsection 2.2 hereof.

          c.   The certificate required pursuant to subsection 8.3 hereof.

          d. A signed consent of the Parent Company and the Buyer's directors approving this Agreement and each matter to be approved under this Agreement.

          e. The Registration Rights Agreement executed by the Parent Company as required in subsection 2.2 hereof.

          f. Such other documents of transfer, certificates of authority, and other documents as Get2Net or the Shareholder may reasonably request.

11. TERMINATION. This Agreement may be terminated by the Parent Company, the Buyer, the Shareholder, or Get2Net by notice to the others if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment and such circumstance has not been rectified prior to the Closing Date. Following termination of this Agreement no party shall have any liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination, except as provided in subsection 12.1 below. The confidentiality obligations of the parties set forth in Section 6.1 shall survive any termination of this Agreement.

12.  INDEMNIFICATION

     12.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) for a period of one hundred twenty (120) days following the Closing Date; provided, that the representations and warranties contained in subsection 4.13 and subsection 6.1 shall not terminate until the expiration of any applicable statute of limitations.

     12.2 Indemnification.

          a. The Shareholder covenants and agrees to defend, indemnify and hold harmless Buyer and the Parent Company and each Person who controls Buyer or the Parent Company within the meaning of the Securities Act from and against any damages (including reasonable attorneys', accountants', and experts' fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by the Shareholder or Get2Net in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of the Shareholder or Get2Net to perform or observe fully any covenant, agreement or provision to be performed or observed by such party pursuant to this Agreement.

          b. Buyer and the Parent Company covenant and agree to defend, indemnify and hold harmless the Shareholder and Get2Net and each Person who controls the Shareholder or Get2Net from and against any damages (including reasonable attorneys', accountants', and experts' fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Buyer or the Parent Company in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of Buyer or the Parent Company to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

     12.3 Third Party Claims.

          a.   If any party entitled to be indemnified pursuant to Section
12.2 (an "Indemnified Party") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any governmental entity or arbitrator or an appeal from any of the foregoing (any such claim or action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice ") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any damages directly resulted or were caused by such failure.

          b. The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the

Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent, which consent shall not be unreasonably withheld. So long as the Indemnifying Party is defending or seeking to settle any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

          c. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle, or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall provide prior written notice to the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

     12.4 Payment of Indemnity by Shareholder. One-half of the amount determined to be payable by the Shareholder under the terms hereof will be paid to the Indemnified Party by return of shares of common stock of the Parent Company having a value at least equal to such amount. For purposes of this subsection 12.4, each share of such common stock shall be deemed to have a value equal to an amount which shall be calculated by dividing the amount due by the average closing price of the common stock on the Over-the-Counter (OTC) market for the ten (10) trading days immediately prior to the Closing Date. The other half of the amount determined to be payable by the Shareholder under the terms hereof will be paid to the Indemnified Party in cash.

     12.5 Certain Limitations. Notwithstanding anything to contrary in this Section 12 or elsewhere in this Agreement:

          a. No claims under this Section 12 shall be first made more than one hundred twenty (120) days following the Closing Date.

          b. The indemnification provided in this Section 12 shall not apply unless (and then only to the extent that) the aggregate indemnification amounts payable by the Indemnifying Party exceed $75,000.

          c. The liability of the Indemnifying Party under this Section 12 shall not exceed in the aggregate $500,000.

          d. The Indemnified Party's sole and exclusive remedy for breaches of this Agreement or any other writing delivered pursuant hereto and for indemnification hereunder or in connection herewith shall be its right to make claims for indemnification under this Section 12.

13.  MISCELLANEOUS

     13.1 Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement, or any change of address of any party hereafter, shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when:

          (a)  hand-delivered to the other party;

          (b) received when sent by telex or facsimile at the address and number set forth below;

          (c) the next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

          (d) three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties as set forth below.

          Parent Company
          and Buyer:               1110 W. Kettleman Lane
                                   Suite 48
                                   Lodi, CA  95240
                                   Attention:  Harry T. Martin, CFO
                                   Facsimile Number: (209) 339-0346

          With copy to:            Ronald N. Vance
                                   Attorney at Law
                                   57 West 200 South
                                   Suite 310
                                   Salt Lake City, UT  84101
                                   Facsimile Number :  (801) 359-9310

          Get2Net and
          Shareholder:             153 East 53rd Street
                                   Suite 5900
                                   New York, NY 10022
                                   Attention:  Michael J. Kucza
                                   Facsimile Number:  (212) 702-4685

          With copy to:            Foley, Hoag & Eliot LLP
                                   One Post Office Square
                                   Boston, MA 02109
                                   Attention: Leonard Schneidman, Esq.
                                   Facsimile Number:  (617) 832-7000

     13.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

     13.3 Governing Law. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in the State of California and in no other place.

     13.4 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties.

     13.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

     13.6 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to Persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

     13.7 Entire Agreement. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

     13.8 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

     13.9 Amendment. Except as provided in Section 11 above, this Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

     13.10 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party

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has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     13.11 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     13.12 Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     13.13 Exhibits. Each of the exhibits referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

IN WITNESS WHEREOF, the parties hereto executed the foregoing
Agreement as of the day and year first above written.

PARENT COMPANY:                    PayStar Corporation

                                   By /s/ William D. Yotty
                                      William D. Yotty, Chairman

BUYER:                             PayStar InfoStations, Inc.

                                   By /s/ William D. Yotty
                                      William D. Yotty, Chairman

GET2NET:                           Get.2.Net Corporation

                                   By /s/ Tammy Shriner
                                      Tammy Shriner, Chief Operating Officer
                                      and Chief Financial Officer

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
SHAREHOLDER:                       XSource Corporation

                                   By /s/ Bruce Grant
                                      Bruce Grant, CEO




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